Exhibit 99.1

Republic Bancorp Reports a 25% Increase in Second Quarter Net Income

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported second quarter 2025 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $31.5 million and $1.61 per share, representing increases of 25% and 24%, over the $25.2 million and $1.30 per share reported for the second quarter of 2024. As a result, the Company achieved a return on average assets (“ROA”) and a return on average equity (“ROE”) of 1.79% and 11.96% for the second quarter of 2025.

Logan Pichel, President & CEO of Republic Bank & Trust Company commented, “We are pleased to report strong second quarter operating results, highlighted by (1) solid earnings metrics, (2) Core Bank balance sheet expansion, (3) robust capital levels and solid liquidity, and most importantly, (4) continued favorably low loan charge-offs within our Core Bank. Our second quarter results benefited from our diversified earnings platform, with all five of our reporting segments posting strong results for the quarter. Within our Core Bank, our strategic pricing discipline continued to produce results – driving increased asset yields and cost of funds moderation. As a result, we achieved solid Core Bank Net Interest Margin (“NIM”) expansion during the quarter, a feat that we are extremely proud of in a challenging interest rate environment.

In addition to the strong financial results for the quarter, we also introduced our new branding initiative, tag line and marketing campaign during June that illustrates our unyielding commitment to our clients, Company, associates, and the communities we proudly serve. Republic Bank. Time to Thrive.™ perfectly encapsulates our mission, underscoring the importance of the community relationships the Bank has established, nurtured, and helped thrive since its founding,” Pichel concluded.

The following table highlights Republic’s key metrics for the three and six months ended June 30, 2025, and 2024. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on July 18, 2025.

	Total Company Financial Performance Highlights				Total Company Financial Performance Highlights
	Three Months Ended Jun. 30,		$	%	Six Months Ended Jun. 30,		$	%
(dollars in thousands, except per share data)	2025	2024	Change	Change	2025	2024	Change	Change

Income Before Income Tax Expense	$40,390	$32,105	$8,285	26%	$100,352	$70,804	$29,548	42%
Net Income	31,484	25,206	6,278	25	78,752	55,812	22,940	41
Diluted EPS	1.61	1.30	0.31	24	4.03	2.87	1.16	40
Return on Average Assets ("ROA")	1.79%	1.50%	NA	19	2.21%	1.61%	NA	37
Return on Average Equity ("ROE")	11.96	10.57	NA	13	15.28	11.90	NA	28

NA – Not applicable

Results of Operations for the Second Quarter of 2025 Compared to the Second Quarter of 2024

Core Bank(1)

Net income for the Core Bank was $18.7 million for the second quarter of 2025, a $3.7 million, or 25%, increase over the $15.0 million earned for the second quarter of 2024. As discussed in more detail below, a solid increase in net interest income combined with a modest Provision in both periods drove the quarter-over-quarter net income growth.

Net Interest Income – Core Bank net interest income was $59.9 million for the second quarter of 2025, a $7.1 million, or 13%, increase over the $52.8 million achieved during the second quarter of 2024. The rise in net interest income for the quarter was driven primarily by a meaningful increase in the Core Bank’s NIM. Overall, the Core Bank’s NIM rose from 3.46% during the second quarter of 2024 to 3.72% during the second quarter of 2025 benefiting from a notable decrease in the Core Bank’s cost of deposits, further complemented by an increase in Core Bank’s interest-earning asset yield.

Specific items of note impacting the Core Bank’s change in net interest income and NIM between the second quarter of 2025 and the second quarter of 2024 were as follows:

Interest-Earning Assets

●	Average outstanding Warehouse balances increased $110 million, or 24%, from $457 million during the second quarter of 2024 to $567 million for the second quarter of 2025. Average committed Warehouse lines increased from $940 million to $995 million during these same periods, while higher demand caused average usage rates for Warehouse lines to increase from 49% during the second quarter of 2024 to 57% for the second quarter of 2025.

●	Traditional Bank average loans declined from $4.62 billion with a weighted-average yield of 5.57% during the second quarter of 2024 to $4.59 billion with a weighted average yield of 5.69% during the second quarter of 2025. The comparison of average loans for the Traditional Bank was negatively impacted by the sale of residential real estate loans during the second quarter of 2024 that were previously held for investment.

●	Average interest-earning cash was $623 million with a weighted-average yield of 4.45% during the second quarter of 2025 compared to $393 million with a weighted-average yield of 5.46% for the second quarter of 2024. In addition, average investments totaled $686 million with a weighted-average yield of 3.71% during the second quarter of 2025 compared to $670 million with a weighted-average yield of 3.09% for the second quarter of 2024. In general, the Company strategically deployed a higher percentage of its proceeds from deposit growth over the past year into interest-earning cash.

Funding Liabilities (Deposits and Borrowings)

●	As it relates to the Core Bank’s decrease in interest expense and cost of interest-bearing liabilities:

o	The weighted-average cost of total interest-bearing deposits decreased from 2.79% during the second quarter of 2024 to 2.34% for the second quarter of 2025, while average interest-bearing deposit balances grew $224 million, or 6%, for the same periods. Included within this growth in interest-bearing deposits was a $280 million net increase in the average balances for business and consumer money market accounts, which generally pay premium rates. The increase in money market balances was partially offset by an $85 million decrease in the average balance of third-party listing service deposits.
o	The average balance of FHLB borrowings increased from $306 million for the second quarter of 2024 to $370 million for the second quarter of 2025, while the weighted-average cost of these borrowings increased from 4.29% to 4.35% for the same time periods.

●	Average noninterest-bearing deposits decreased $29 million from the second quarter of 2024 to the second quarter of 2025. The decline in noninterest-bearing deposits is an ongoing trend for banks, in general, dating back to the fourth quarter of 2022, as the overall interest rate environment highlighted by an inverted yield curve, combined with the competition for deposits, continued to make premium-rate interest-bearing checking and savings deposits a more attractive alternative for consumer and business clients.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Jun. 30,			Three Months Ended Jun. 30,
Reportable Segment	2025	2024	Change	2025	2024	Change

Traditional Banking	$56,380	$49,915	$6,465	3.84%	3.53%	0.31%
Warehouse Lending	3,549	2,914	635	2.51	2.57	(0.06)
Total Core Bank	$59,929	$52,829	$7,100	3.72	3.46	0.26

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Jun. 30,				Jun. 30,	Jun. 30,
Reportable Segment	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change

Traditional Banking	$4,587,342	$4,622,655	$(35,313)	(1)%	$4,582,152	$4,589,167	$(7,015)	(0)%
Warehouse Lending	566,707	456,908	109,799	24	671,773	549,011	122,762	22
Total Core Bank	$5,154,049	$5,079,563	$74,486	1	$5,253,925	$5,138,178	$115,747	2

Provision for Expected Credit Losses – The Core Bank’s Provision(2) was a net charge of $772,000 for the second quarter of 2025 compared to a net charge of $1.1 million for the second quarter of 2024.

The net charge of $772,000 for the second quarter of 2025 was driven by the following:

●	The Traditional Bank recorded a net charge to the Provision of $517,000 during the second quarter of 2025 related to a change in loan mix toward loans with higher formula reserve requirements in addition to $313,000 in net charge-offs. While loan balances at the Traditional Bank increased only $16 million during the second quarter, growth occurred in categories such as construction and land development, with higher loan loss reserve requirements.

●	Warehouse recorded a net charge to the Provision of $255,000 resulting from general formula reserves applied to a $102 million increase in the outstanding Warehouse period-end balances during the second quarter of 2025.

The net charge of $1.1 million during the second quarter of 2024 was driven by the following:

●	The Traditional Bank recorded a net charge to the Provision of $915,000 during the second quarter of 2024 substantially related to general formula reserves in addition to $232,000 in net charge-offs. While loan balances at the Traditional Bank increased only $16 million during the second quarter, the segment continued to experience a change in loan mix, growing in categories with higher loan loss reserve requirements.

●	The Core Bank recorded a net charge to the Provision of $214,000 resulting from general formula reserves applied to an $86 million increase in outstanding Warehouse balances during the quarter.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased 3 basis points from June 30, 2024, to June 30, 2025. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Jun. 30, 2025			As of Jun. 30, 2024			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,582,152	$59,055	1.29%	$4,589,167	$59,865	1.30%	(0.01)%	(1)%
Warehouse Lending	671,773	1,676	0.25	549,011	1,370	0.25	—	—
Total Core Bank	5,253,925	60,731	1.16	5,138,178	61,235	1.19	(0.03)	(3)

Tax Refund Solutions	95	—	—	92	—	—	—	—
Republic Credit Solutions	119,000	21,029	17.67	126,000	19,452	15.44	2.23	14
Total Republic Processing Group	119,095	21,029	17.66	126,092	19,452	15.43	2.23	14

Total Company	$5,373,020	$81,760	1.52%	$5,264,270	$80,687	1.53%	(0.01)%	(1)%

	Allowance for Credit Losses on Loans Roll-Forward
	Three Months Ended June 30,
	2025					2024
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$58,851	$517	$(470)	$157	$59,055	$59,176	$921	$(332)	$100	$59,865
Warehouse Lending	1,421	255	—	—	1,676	1,156	214	—	—	1,370
Total Core Bank	60,272	772	(470)	157	60,731	60,332	1,135	(332)	100	61,235

Tax Refund Solutions	25,981	(3,932)	(25,059)	3,010	—	30,069	(1,182)	(32,693)	3,806	—
Republic Credit Solutions	20,050	4,983	(4,384)	380	21,029	18,301	5,196	(4,315)	270	19,452
Total Republic Processing Group	46,031	1,051	(29,443)	3,390	21,029	48,370	4,014	(37,008)	4,076	19,452

Total Company	$106,303	$1,823	$(29,913)	$3,547	$81,760	$108,702	$5,149	$(37,340)	$4,176	$80,687

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Jun. 30,	Jun. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2025	2024	2024	2023	2022

Nonperforming loans to total loans	0.41%	0.39%	0.44%	0.39%	0.37%

Nonperforming assets to total loans (including OREO)	0.43	0.41	0.46	0.41	0.40

Delinquent loans* to total loans	0.19	0.18	0.20	0.16	0.14

Net charge-offs to average loans	0.02	0.02	0.05	0.01	0.00
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income increased by $409,000 from $10.1 million in the second quarter of 2024 to $10.5 million for the second quarter of 2025. The drivers of this increase were as follows:

●	Mortgage Banking income increased $284,000 from the second quarter of 2024 to the second quarter of 2025, as the Bank experienced a modest period-over-period improvement in pricing received on fixed rate loans sold into the secondary market.

●	Other income increased $281,000 for the quarter and was driven primarily by a $328,000 net gain on sale of the Bank’s consumer credit card portfolio which was completed during the second quarter of 2025.

Noninterest Expense – The Core Bank’s noninterest expenses were $45.6 million for the second quarter of 2025, an increase of $2.9 million over the second quarter of 2024. Notable line-item variances within the noninterest expense category included:

●	Salaries and employee benefits increased by a combined $1.2 million, or 5%, driven by a $691,000 increase in estimated bonus-related expenses and a $524,000 increase in health insurance claims. The larger estimated bonus-related expenses for the second quarter of 2025 were due to an increased probability of a larger bonus payout for the year based on the Company’s strong operating results.

●	Technology expenses increased $1.0 million, or 16%, over the second quarter of 2024. The increase in Technology expense was driven by enhanced security and new ancillary systems, including additional costs resulting from the transition to a new call center management system. Management expects to incur a net benefit in technology and communication costs in the future as a result of the new call center management system.

Republic Processing Group(3)

RPG reported net income of $12.8 million for the second quarter of 2025, a $2.6 million, or 25%, increase over the $10.2 million reported for the second quarter of 2024. RPG’s performance for the second quarter of 2025 compared to the second quarter of 2024, by operating segment, was as follows:

Tax Refund Solutions

TRS recorded net income of $3.3 million during the second quarter of 2025 compared to net income of $3.1 million for the second quarter of 2024. The overall increase in TRS net income for the quarter was driven by a $3.9 million net credit to the Provision, as net charge-offs for Refund Advances (“RAs”) during the quarter were favorably lower than the Company’s preliminary estimated loan loss reserves as of March 31, 2025. The positive benefit TRS received from a lower Provision was partially offset by a $1.2 million decrease in Net Refund Transfer (“RT”) fees, as well as a $560,000 yield enhancement payment received during the second quarter of 2024, which was eliminated for 2025. The lower Net RT Fees collected was attributed to the decline in the number of tax refunds processed during the second quarter of 2025 versus the second quarter of 2024 and a greater percentage of the RTs received and processed during 2025 occurring in the first quarter.

Republic Payment Solutions

Net income at RPS was $2.4 million for the second quarter of 2025, a $342,000 increase from the second quarter of 2024. The increase in net income at RPS was primarily the result of the favorable impact of no revenue-share being recorded during the second quarter of 2025 compared to $1.3 million recorded during the second quarter of 2024.

Partially offsetting the positive benefit of the change in revenue share, RPS earned a lower yield of 4.28% for its $350 million in average prepaid program balances for the second quarter of 2025 compared to a yield of 5.03% for the $360 million in average prepaid card balances for the second quarter of 2024. The lower yield was driven by a decrease in the Federal Funds Target Rate of 100 basis points from the second quarter of 2024 to the second quarter of 2025.

Republic Credit Solutions

Net income at RCS increased $2.0 million, or 40% from $5.0 million for the second quarter of 2024 to $7.0 million for the second quarter of 2025. The increase in RCS net income was primarily due to growth in profitability of one of its Line-of-Credit (“LOC”) products, which had an increase in net income of $1.9 million from the second quarter of 2024 to the second quarter of 2025. The rise in net income for this LOC product was driven primarily by $388,000 period-over-period increase in net interest income, a $436,000 favorable decline in Provision, and a $1.7 million favorable decline in marketing expenses. The favorable decline in Marketing expenses included a $763,000 reimbursement for a prior period billing dispute.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of June 30, 2025, had approximately $7.0 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. Time to Thrive.™

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the ability of the Company to achieve savings from its new call center management system; and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for expected credit loss expense

Allowance – Allowance for credit losses

(3)	Republic Processing Group operations consist of the Tax Refund Solutions, Republic Payment Solutions, and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628